Exhibit 99.1

When the following terms and abbreviations appear in the text of the notes to the financial statements, they shall have the meanings indicated below:

1999 Restructuring Legislation	Legislation that restructured the electric utility industry in Texas to provide for competition

2003 Form 10-K	TXU Gas’ Annual Report on Form 10-K for the year ended December 31, 2003

Bcf	Billion cubic feet

Commission	Public Utility Commission of Texas

ERCOT	Electric Reliability Council of Texas, the Independent System Operator and the regional reliability coordinator of the various electricity systems within Texas

FASB	Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting

FIN	Financial Accounting Standards Board Interpretation

FIN 46	FIN No. 46, “Consolidation of Variable Interest Entities”

FIN 46R	FIN No. 46 (Revised 2003), “Consolidation of Variable Interest Entities-An Interpretation of ARB No. 51”

Fitch	Fitch Ratings, Ltd.

IRS	Internal Revenue Service

Moody’s	Moody’s Investors Services, Inc.

RRC	Railroad Commission of Texas

S&P	Standard & Poor’s, a division of The McGraw Hill Companies

Sarbanes-Oxley	Sarbanes-Oxley Act of 2002

SEC	United States Securities and Exchange Commission

SFAS	Statement of Financial Accounting Standards issued by the FASB

SFAS 140	SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125”

TCEQ	Texas Commission on Environmental Quality

TXU Business Services	TXU Business Services Company, a subsidiary of TXU Corp.

TXU Corp	Refers to TXU Corp., a holding company,and/or its consolidated subsidiaries, depending on context

TXU Gas	Refers to TXU Gas Company, a subsidiary of TXU Corp. and/or its subsidiaries, depending on context

US	United States of America

US GAAP	Accounting principles generally accepted in the US

US Holdings	TXU US Holdings Company, a subsidiary of TXU Corp.

TXU GAS COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(millions of dollars)
Operating revenues	$216	$199	$724	$820

Operating expenses:
Gas purchased for resale	102	89	428	519
Operation and maintenance	137	72	206	139
Depreciation and amortization	19	19	38	37
Income tax expense (benefit)	(13)	(9)	4	16
Taxes other than income	30	33	61	55

Total operating expenses	275	204	737	766
Operating income (loss)	(59)	(5)	(13)	54
Other income and deductions
Other income	2	1	4	3
Other deductions	125	—	125	—
Nonoperating income tax expense (benefit)	(29)	—	(27)	1
Interest income	—	—	—	1
Interest expense and related charges	8	11	16	22

Net income (loss)	(161)	(15)	(123)	35
Preferred stock dividends	1	1	2	2

Net income (loss) applicable to common stock	$(162)	$(16)	$(125)	$33

CONDENSED STATEMENTS OF CONSOLIDATED
COMPREHENSIVE INCOME (LOSS)
(Unaudited)

Net Income (loss)	$(161)	$(15)	$(123)	$35

Other comprehensive income:
Cash flow hedge activity, net of tax effect:
Amounts realized in earnings	—	1	—	2

Total	—	1	—	2

Comprehensive income (loss)	$(161)	$(14)	$(123)	$37

See Notes to Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2004	2003
	(millions of dollars)
Cash flows — operating activities:
Net income (loss)	$(123)	$35
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	43	40
Deferred income taxes — net	(48)	7
Goodwill impairment	35	—
Charge for regulatory disallowances	153	—
Equity in earnings of affiliates and joint ventures	—	(1)
Adjustments related to gas cost recovery	6	34
Changes in operating assets and liabilities	(48)	(9)

Cash provided by operating activities	18	106
Cash flows — financing activities:
Retirements of long-term debt	(150)	(125)
Change in notes payable — commercial paper	300	—
Change in advances from affiliates	(116)	60
Cash dividends paid	(4)	(2)
Debt premium, discount, financing and reacquisition expenses	—	(2)

Cash provided by (used in) financing activities	30	(69)
Cash flows — investing activities:
Capital expenditures	(49)	(48)
Other	4	9

Cash used in investing activities	(45)	(39)

Net change in cash and cash equivalents	3	(2)
Cash and cash equivalents— beginning balance	5	4

Cash and cash equivalents— ending balance	$8	$2

See Notes to Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2004	2003
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$8	$5
Accounts receivable	29	101
Inventories	135	144
Other current assets	50	27

Total current assets	222	277
Investments:
Restricted cash	10	10
Other investments	31	35
Property, plant and equipment — net	1,624	1,685
Goodwill	300	305
Other noncurrent assets	12	16

Total assets	$2,199	$2,328

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Notes payable — banks	$300	—
Advances from affiliates	38	154
Long-term debt due currently	150	150
Accounts payable	51	148
Other current liabilities	130	88

Total current liabilities	669	540
Accumulated deferred income taxes and investment tax credits	32	79
Long-term debt held by subsidiary trust	155	155
All other long-term debt, less amounts due currently	125	276
Regulatory liabilities	113	35
Other noncurrent liabilities and deferred credits	354	364

Total liabilities	1,448	1,449
Contingencies (Note 5)
Shareholder’s equity:
Preferred stock — not subject to mandatory redemption	75	75
Common stock (par value — $.01 per share):
Authorized shares - 100,000,000, Outstanding shares - 449,631	—	—
Additional paid in capital	815	815
Retained deficit	(135)	(7)
Accumulated other comprehensive loss	(4)	(4)

Total common stock equity	676	804

Total shareholder’s equity	751	879

Total liabilities and shareholder’s equity	$2,199	$2,328

See Notes to Financial Statements.

TXU GAS COMPANY AND SUBSIDIARIES
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1.	SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS

     Description of Business — TXU Gas, a Texas corporation, is a largely regulated business engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. TXU Gas is a wholly-owned subsidiary of TXU Corp. The TXU Gas business is held for sale as described below.

     TXU Gas serves more than 1.4 million retail gas customers and owns and operates gas distribution mains, gas transportation and gathering pipelines and underground storage reservoirs. TXU Gas also provides transportation services to gas distribution companies, electricity generation plants, end-use industrial customers and through-system shippers.

     TXU Gas’ natural gas pipeline, gas distribution and asset management services operations are managed as one integrated business; accordingly, there are no separate reportable business segments.

     Strategic Initiatives and Other Actions — As previously reported, on February 23, 2004, C. John Wilder was named president and chief executive of TXU Corp. Mr. Wilder was formerly executive vice president and chief financial officer of Entergy Corporation. Mr. Wilder has been reviewing the operations of TXU Corp. and has formulated certain strategic initiatives and continues to develop others. The review has resulted in the decision to sell TXU Gas. Other actions taken that impact TXU Gas relate to TXU Corp.’s cost structure, including organizational alignments and headcount as well as non-core business activities.

     Sale of TXU Gas

     On June 17, 2004, TXU Gas entered into a definitive merger agreement with an acquisition subsidiary of Atmos Energy Corporation (Atmos) pursuant to which Atmos will acquire the operations of TXU Gas for $1.925 billion in cash. The intent to sell the business had been previously disclosed. The transaction is expected to close by the end of the year, subject to the satisfaction of customary closing conditions and Atmos obtaining limited state regulatory approvals.

     Based on June 30, 2004 balance sheet amounts, estimated assets totaling $111 million and liabilities totaling $1.23 billion would not be assumed by the buyer. The assets consist largely of prepayments related to revenue-related taxes and employee deferred compensation-related investments. The liabilities consist largely of short and long-term debt, pension, post retirement benefits and deferred compensation obligations, and income tax liabilities including deferred income taxes.

     Capgemini Energy Agreement

     On May 17, 2004, TXU Corp. entered into a services agreement with a subsidiary of Cap Gemini North America Inc., Capgemini Energy LP (Capgemini), a new company initially providing business process support services to TXU Corp. and subsidiaries, and immediately implementing a plan to offer similar services to other utility companies. Under the ten-year agreement, over 2,500 employees transferred from subsidiaries of TXU Corp. to Capgemini effective July 1, 2004. Outsourced base support services performed by Capgemini for a fixed fee include information technology, customer call center, billing, human resources, supply chain and certain accounting activities.

     As part of the services agreements, TXU Corp. agreed to indemnify Capgemini for severance costs incurred by Capgemini for former employees terminated within 18 months of their transfer to Capgemini. Accordingly, TXU Gas recorded a $7 million ($5 million after-tax) charge for severance expense in the second quarter of 2004, which represents a reasonable estimate of the indemnity and is reported in other deductions. The charge consists principally of an allocation of severance related to TXU Business Services employees. In addition, TXU Corp. committed to pay for costs associated with transitioning the outsourced activities to Capgemini. The transition costs allocable to TXU Gas are expected to be recorded during the remainder of 2004.

     Basis of Presentation — The condensed consolidated financial statements of TXU Gas have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in its 2003 Form 10-K. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes included in the 2003 Form 10-K. The results of operations for an interim period may not give a true indication of results for a full year.

     Certain reclassifications have been made to conform prior period data to the current period presentation. The income statement presentation, which is a regulatory format, differs from previous disclosures in that income tax expense and benefit is presented as a component of both operating and nonoperating results. All dollar amounts in the financial statements and tables in the notes are stated in millions of dollars unless otherwise indicated.

     Changes in Accounting Standards — FIN 46R was issued in December 2003 and replaced FIN 46, which was issued in January 2003. FIN 46R expands and clarifies the guidance originally contained in FIN 46, regarding consolidation of variable interest entities. FIN 46R did not impact results of operations or financial position for the first six months of 2004.

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Act) was enacted in December 2003. TXU Corp. is accounting for the effects of the Medicare Act in accordance with FASB Staff Position 106-2. For the three and six months ended June 30, 2004, the effect of adoption of the Medicare Act was a reduction of approximately $1 million and $2 million, respectively, in TXU Gas’ postretirement benefit costs.

2.	GAS DISTRIBUTION RATE CASE

     In May 2003, TXU Gas filed, for the first time, a system-wide rate case for the distribution and pipeline operations. The case was filed in all 437 incorporated cities served by the distribution operations, and at the RRC for the pipeline business and for unincorporated areas served by the distribution operations. The TXU Gas filing requested an annual revenue increase of $69.5 million or 7.24%. All 437 cities took action on the case within their statutory time frame, and TXU Gas appealed these actions to the RRC. Twelve parties intervened in the case.

     On May 25, 2004, the RRC issued a final order in TXU Gas’ system-wide rate case granting an $11.7 million or 1.22% increase in TXU Gas’ rates. Additionally, as a result of the RRC order, TXU Gas recorded a charge of approximately $153 million ($99 million after-tax) in the second quarter 2004 to reserve for certain regulatory disallowances contained within the RRC’s order. The disallowances consisted of the following:

•	Gas utility plant investment associated with the replacement of polyethylene pipe (“poly pipe”) in the amount of $77 million, with the related charge reported in other deductions;

•	Regulatory asset relating to costs incurred for identifying locations requiring polyethylene pipe (“poly pipe”) replacements in the amount of $40 million, with the related charge reported in operation and maintenance expense;

•	Regulatory asset relating to the costs of employee severance programs occurring in 1997 and again in 1999 in the amount of $31 million, with the related charge reported in operation and maintenance expense;

•	Gains on sales of land and cushion gas in the combined approximate amount of $5 million, with the related charge reported in other deductions.

     TXU Gas believes that the final order does not follow applicable law or precedent in many important respects and filed a motion for rehearing requesting the RRC to reconsider and reverse significant judgments that TXU Gas believes are in error. The RRC has denied the motion for rehearing. TXU Gas is filing an appeal in district court.

3.	FINANCING ARRANGEMENTS

     Short-term Borrowings — At June 30, 2004, TXU Gas had outstanding short-term borrowings consisting of bank borrowings of $300 million at a weighted average interest rate of 2.18% and $38 million of short-term advances from affiliates at a weighted average interest rate of 2.85%. At March 31, 2004, TXU Gas had outstanding short-term advances from affiliates of $231 million at a weighted average interest rate of 2.86%.

     Credit Facilities — On April 26, 2004, TXU Gas entered into a new $300 million, 364-day credit facility. At June 30, 2004, the facility was fully drawn and borrowings were used to repay advances from affiliates. In July 2004, this facility was repaid and has been terminated.

     Sale of Receivables — TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). As of June 30, 2004, $47 million of undivided interests in TXU Gas’ accounts receivable had been sold by TXU Receivables Company. Effective June 30, 2004, the program was extended through June 28, 2005. Additionally, the extension allows for increased availability of funding through a credit ratings-based reduction of customer deposits previously used to reduce the amount of undivided interests that could be sold. Undivided interests will now be reduced by 100% of the customer deposit for a Baa3/BBB- rating; 50% for a Baa2/BBB rating; and zero % for a Baa1/BBB+ and above rating (based on each originator’s credit rating).

     All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, are generally due to seasonal variations in the level of accounts receivable and changes in collection trends. TXU Receivables Company has issued subordinated notes payable to the originators for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to the originators that was funded by the sale of the undivided interests.

     The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities, as well as a servicing fee paid by TXU Receivables Company to TXU Business Services. The program fees (losses on sale), which consist primarily of interest costs on the underlying financing, were $1 million for each of the six-month periods ending June 30, 2004 and 2003 and approximated 2.1% and 3.6% for the first six months of 2004 and 2003, respectively, of the average funding under the program on an annualized basis; these fees represent the net incremental costs of the program to TXU Gas and are reported in operation and maintenance expenses. The servicing fee, which totaled approximately $1 million and $2 million, for the first six months of 2004 and 2003, respectively, compensates TXU Business Services for its services as collection agent, including maintaining the detailed accounts receivable collection records.

     The June 30, 2004 balance sheet reflects $85 million face amount of trade accounts receivable reduced by $47 million of undivided interests sold by TXU Receivables Company. Funding under the program decreased $6 million for the six months ended June 30, 2004, primarily due to the effect of seasonal fluctuations. Funding under the program for the six months ended June 30, 2003 increased $22 million. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable approximated fair value due to the short-term nature of the collection period.

     Activities of TXU Receivables Company related to TXU Gas for the six months ended June 30, 2004 and 2003 were as follows:

	Six Months Ended June 30,
	2004	2003
Cash collections on accounts receivable	$885	$915
Face amount of new receivables purchased	(872)	(938)
Discount from face amount of purchased receivables	2	3
Program fees paid	(1)	(1)
Servicing fees paid	(1)	(2)
Increase in subordinated notes payable	(7)	1

TXU Gas’ operating cash flows (provided)/utilized under the program	$6	$(22)

     Upon termination of the program, cash flows to TXU Gas would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests sold instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

     Contingencies Related to Sale of Receivables Program — Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

1)	all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;

2)	the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

     The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to competition. Certain billing and collection delays arose due to implementation of new systems and processes within Energy and ERCOT for clearing customers’ switching and billing data. Strengthened credit and collection policies and practices have brought the ratios into consistent compliance with the program requirement.

     Under terms of the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios (or supply a parent guarantor that meets the ratio requirements). The failure, by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate.

     Long-Term Debt — At June 30, 2004 and December 31, 2003, the long-term debt of TXU Gas and its consolidated subsidiaries consisted of the following:

	June 30,	December 31,
	2004	2003
6.375% Fixed Notes due February 1, 2004	$—	$150
7.125% Fixed Notes due June 15, 2005	150	150
6.564% Fixed Remarketed Reset Notes due January 1, 2008, remarketing date July 1, 2005 (a)	125	125
Unamortized valuation adjustment	—	1

Total TXU Gas (b)	275	426
Less amount due currently	150	150

Total long-term debt	$125	$276

(a)	These series are in the multiannual mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the notes.

(b)	Upon the sale of TXU Gas’ operations, under the current definitive agreement, TXU Gas would be required to provide for the satisfaction of the outstanding long-term debt obligations.

4.	LONG-TERM DEBT HELD BY SUBSIDIARY TRUST

     At June 30, 2004 and December 31, 2003, a statutory business trust established as a wholly-owned financing subsidiary of TXU Gas, had 150 units ($147 million) of floating rate mandatorily redeemable preferred securities outstanding. Distributions on these preferred securities are payable quarterly based on an annual floating rate determined quarterly with reference to a three-month LIBOR rate plus a margin. The only assets held by the trust are $155 million principal amount of Floating Rate Junior Subordinated Debentures Series A issued by TXU Gas. The interest on the debentures matches the distributions on the preferred trust securities. The debentures will mature on July 1, 2028. TXU Gas has the right to redeem the debentures and cause the redemption of the preferred securities in whole or in part. TXU Gas owns the common securities issued by its subsidiary trust and has effectively issued a full and unconditional guarantee of the trust’s preferred securities.

     As a result of the adoption of FIN 46R in the fourth quarter of 2003, the subsidiary trust has been deconsolidated. As a result, TXU Gas’ balance sheet reflects the $155 million of long-term debt held by the trust and an investment in the trust of $8 million, instead of the former presentation of $147 million of preferred interests of subsidiaries. Upon the sale of TXU Gas’ operations, under the current definitive agreement, TXU Gas would be required to provide for the satisfaction of these securities.

5.	PREFERRED STOCK

     At June 30, 2004, TXU Gas had 75,000 shares of Adjustable Rate Series F Preferred Stock outstanding (2,000,000 total shares authorized) which is entitled upon liquidation to the stated value of $1,000 per share. The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share of $25 per share, represents one-fortieth of a share of underlying preferred stock. The dividend rate is determined quarterly, in advance, based on US Treasury rates and was 4.5% at June 30, 2004. Upon the sale of TXU Gas’ operations, under the current definitive agreement, TXU Gas would be required to redeem the preferred stock.

     At June 8, 2004, the Board of Directors declared a dividend of $11.25 per share on the outstanding Adjustable Rate Cumulative Preferred Stock, Series F payable on August 1, 2004 to shareholders of record at the close of business on July 16, 2004.

6.	CONTINGENCIES

     On April 13, 2004, the US Commodity Futures Trading Commission (CFTC) issued a subpoena requiring TXU Corp. to produce information about storage of natural gas, including weekly and monthly storage reports submitted to the Energy Information Administration by TXU Gas. This request seeks information for the period of October 31, 2003 through January 2, 2004. TXU Corp. has cooperated with the CFTC, provided the requested information, and believes that TXU Gas has not engaged in any activity that would justify action against it by the CFTC.

     Guarantees — TXU Gas has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

     Other — In 1992, a discontinued engineering and construction business of TXU Gas completed construction of a plant, the performance of which is warranted by TXU Gas through 2008. The maximum contingent liability under the guarantee is approximately $106 million. No claims have been asserted under the guarantee and none are anticipated.

     Income Tax Contingencies — In April 2003, the IRS proposed to TXU Gas certain adjustments to the US federal income tax returns of ENSERCH Corporation (the acquired predecessor of TXU Gas) for the 1993 calendar year. TXU Gas appealed the proposed adjustments to the IRS Appeals Office and in June 2004, the IRS Appeals Office rejected the substance of TXU Gas’ appeal of the IRS proposed adjustments, refused to consider a settlement of the disputed issues, and indicated that the IRS will issue a statutory notice of deficiency for the tax, penalty, and interest due. If the matter is resolved against TXU Gas, TXU Gas would be assessed a deficiency of $65 million (including penalty and interest through June 30, 2004). In addition, TXU Gas would have tax liabilities of $40 million (plus any interest and penalty assessed) related to subsequent years, for which audits have not yet been completed.

     Based on the unsuccessful settlement negotiations, additional tax reserves of $47 million were recorded during the current period to account for the excess of the tax, penalty, and interest asserted by the IRS over the amount of tax reserves previously recorded. In accordance with acquisition accounting rules, the portion of the additional tax reserve related to the pre-acquisition tax, penalty, and interest ($30 million) has been charged to goodwill, and the remaining portion related to interest for periods after August 5, 1997 ($17 million) has been charged to income. TXU Gas has the right to appeal the IRS’ proposed adjustments through a court proceeding, and its currently evaluating its legal options. Management believes that reserves recorded related to these matters are adequate. Under the definitive sales agreement, the buyer of the TXU Gas operations will not assume liabilities, among others, related to ENSERCH tax returns contested by the IRS.

     General — In addition to the above, TXU Gas and its subsidiaries are involved in various other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of each, should not have a material effect upon their financial position, results of operations or cash flows.

7.	SUPPLEMENTARY FINANCIAL INFORMATION

     Other Deductions —

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Other deductions
Reserve for regulatory allowance (Note 2)	$77	$—	$77	—
Goodwill impairment	35	—	35	—
Employee severance (Note 1)	7	—	7	—
Regulatory disallowance (Note 2)	5	—	5	—
Other	1	—	1	—

Total other deductions	$125	$—	$125	$—

     An additional goodwill amount of $30 million was recorded in the second quarter of 2004 in connection with income tax contingencies related to the acquired predecessor of TXU Gas (see Note 6 to Financial Statements). In consideration of the current best estimate of the net proceeds from the expected sale of the business and the expected carrying value of the assets (including goodwill) to be sold under the definitive sales agreement, a goodwill impairment charge of $35 million (pre and after-tax) was recorded in the second quarter of 2004.

     Interest Expense and Related Charges —

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Interest (a)	$7	$10	$13	$20
Interest-affiliated debt	1	1	3	2

Total interest expense and related charges	$8	$11	$16	$22

     (a) Includes interest on long-term debt held by subsidiary trust.

     Retirement Plan And Other Postretirement Benefits — TXU Gas is a participating employer in the TXU Retirement Plan, a defined benefit pension plan sponsored by TXU Corp. TXU Gas also participates with TXU Corp. and other affiliated subsidiaries of TXU Corp. to offer health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. The allocated net periodic pension cost and net periodic postretirement benefits cost other than pensions applicable to TXU Gas was $5 million and $4 million for the three months ended June 30, 2004 and 2003, respectively, and $10 million and $9 million for the six months ended June 30, 2004 and 2003, respectively.

     At June 30, 2004, TXU Gas estimates that its total contributions to the pension plan and other postretirement benefit plans for the remainder of 2004 will not be materially different than previously disclosed in the 2003 Form 10-K.

     Regulatory Assets (Liabilities) —

	June 30,	December 31,
	2004	2003
Asset retirement obligations — removal cost	$(135)	$(129)
Over-collected gas costs	(13)	(2)
Distribution safety compliance costs(See Note 2)	—	41
Rate case costs	27	17
Other regulatory assets	8	38

Regulatory liabilities	$(113)	$(35)

     Included above are assets of $51 million at December 31, 2003 that were earning a return. There are no regulatory assets at June 30, 2004 that are earning a return. The regulatory assets have an average remaining recovery period of approximately 15 years (see Note 2 to Financial Statements).

     At June 30, 2004 and December 31, 2003, accounts receivable are stated net of allowance for uncollectible accounts of $5 million and $3 million, respectively. During the six months ended June 30, 2004, bad debt expense was $5 million and account write-offs were $3 million. During the six months ended June 30, 2003, bad debt expense was $7 million. Allowances related to receivables sold are reported in other current liabilities and totaled $2 million at June 30, 2004 and December 31, 2003.

     Accounts receivable included $12 million and $27 million of unbilled revenues at June 30, 2004 and December 31, 2003, respectively.

     Intangible assets other than goodwill are comprised of the following:

	As of June 30, 2004			As of December 31, 2003
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Amortized intangible assets
Capitalized software	$33	$18	$15	$32	$15	$17
Land easements	15	8	7	16	9	7

Total	$48	$26	$22	$48	$24	$24

     Amortized intangible asset balances are classified as property, plant and equipment in the balance sheet. TXU Gas has no intangible assets (other than goodwill) that are not amortized.

     Aggregate amortization expense for intangible assets was $2 million for each of the six month periods ended June 30, 2004 and 2003.

     Inventories by Major Category—

	June 30,	December 31,
	2004	2003
Materials and supplies, at cost	$6	$5
Gas stored underground, primarily at weighted average cost	129	139

Total inventories	$135	$144

     Property, Plant and Equipment— At June 30, 2004, property, plant and equipment totaling $1.6 billion was stated net of accumulated depreciation and amortization of $307 million and net of a $77 million reserve for regulatory allowances, and at December 31, 2003, property, plant and equipment totaling $1.7 billion was stated net of accumulated depreciation and amortization of $275 million.

     Derivatives and Hedges — TXU Gas had interest rate swaps related to the preferred securities of the subsidiary financing trust that expired on July 1, 2003. The terms of these interest rate swap agreements, which had been designated as cash flow hedges, matched the terms of the underlying hedged indebtedness. As a result, TXU Gas experienced no hedge ineffectiveness. TXU Gas had no cash flow hedges during 2004.

     Affiliate Transactions — The following represent significant affiliate transactions of TXU Gas:

•	Average daily short-term advances from affiliates for the three months ended June 30, 2004 and 2003 were $114 million and $152 million, respectively, and for the six months ended June 30, 2004 and 2003, were $145 million and $160 million, respectively. Interest expense incurred on the advances for the three months ended June 30, 2004 and 2003 was approximately $1 million in each period, and for the six months ended June 30, 2004 and 2003 was $2 million in each period. The weighted average interest rate for the three months ended June 30, 2004 and 2003 was 2.85% and 3.07%, respectively. The weighted average interest rate for the six months ended June 30, 2004 and 2003 was 2.85% and 2.83%, respectively.

•	Energy charges TXU Gas for customer and administrative services at cost. For the three months ended June 30, 2004 and 2003, these costs totaled $8 million and $7 million, respectively. For the six months ended June 30, 2004 and 2003, these charges totaled $15 million and $14 million, respectively. These charges are reported in operation and maintenance expenses.

•	Electric Delivery charges TXU Gas for customer and administrative services at cost. For the three months ended June 30, 2004 and 2003, these costs totaled $5 million and $7 million, respectively. For the six months ended June 30, 2004 and 2003 these charges totaled $10 million and $15 million, respectively. These charges are reported in operation and maintenance expenses.

•	Included in reported revenues were $3 million and $5 million from the sale and transportation of gas to other TXU Corp. subsidiaries for the three months ended June 30, 2004 and 2003, respectively. For the six months ended June 30, 2004 and 2003, these revenues totaled $4 million and $8 million, respectively.

•	Affiliated interest expense includes $600 thousand for the six months ended June 30, 2004, related to interest expense allocated to TXU Gas for the LOC 2003 Trust, a special purpose, wholly-owned subsidiary of TXU Corp. (LOC Trust). LOC Trust’s assets constitute collateral for the benefit of the lenders to secure issuances of letters of credit or loans to TXU Corp. and its subsidiaries.

•	TXU Business Services charges TXU Gas for certain financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. For the three months ended June 30, 2004 and 2003, these costs totaled $12 million and $8 million, respectively. For the six months ended June 30, 2004 and 2003, these costs totaled $21 million and $17 million, respectively. These costs are largely reported in operation and maintenance expense.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TXU Gas Company:

We have reviewed the accompanying condensed consolidated balance sheet of TXU Gas and subsidiaries as of June 30, 2004, and the related condensed statements of consolidated income (loss) and of comprehensive income (loss) for the three-month and six-month periods ended June 30, 2004 and 2003, and the condensed statements of consolidated cash flows for the six-month periods ended June 30, 2004 and 2003. These interim financial statements are the responsibility of TXU Gas’ management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of TXU Gas as of December 31, 2003, and the related statements of consolidated income, comprehensive income, cash flows and shareholder’s equity for the year then ended (not presented herein); and in our report dated March 11, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP

Dallas, Texas
August 13, 2004